Exhibit 10.2

First Amendment to Executive Employment Agreement

(Eddie Capel)

This First Amendment to Executive Employment Agreement (this “First Amendment”) is made effective as of February 12., 2025, by and between Manhattan Associates, Inc., a Georgia corporation (“Company”), and the undersigned “Executive” (collectively, the “Parties”), with reference to the following facts:

A.
The Parties are parties to an Executive Employment Agreement, dated October 24, 2018 (the “Employment Agreement”); as of that date, Executive was serving as Company’s President and Chief Executive Officer (CEO).
B.
Effective February 12, 2025, Executive resigned that position, to continue in the role (as a Company employee at-will) of Executive Vice-Chairman of Company’s Board of Directors, having been elected to that position by the Board.
C.
The Board plans that Executive will become Executive Chairman of the Board (as a Company employee at-will) upon the retirement of the current Chairman on or about May 13, 2025, the scheduled date of Company’s 2025 Annual Meeting of Shareholders, and will continue with executive responsibilities through the end of 2025, after which the Board anticipates Executive will continue to serve Company as a non-employee, non-executive Chairman of the Board.
D.
As a component of Executive’s compensation as President and CEO, Executive was granted various awards of Company restricted stock units (RSUs) (including service-based and performance-based RSUs), some of which remain unvested as of the effective date of this First Amendment (the “Unvested RSUs”).
E.
The Parties desire to amend the Employment Agreement to reflect the change in Executive’s position and changes in his compensation and rights regarding the Unvested RSUs.

NOW, THEREFORE, the Parties agree as follows:

1.
Definition of Terms. Except as otherwise defined in this First Amendment, capitalized terms used in this First Amendment will have the meanings set forth in the Employment Agreement.
2.
Position and Certain Compensation Information. Schedule B to the Employment Agreement is amended to read in its entirety as follows:

“SCHEDULE B POSITION AND CERTAIN COMPENSATION INFORMATION

Name of Executive: Eddie Capel

Executive’s Direct Supervisor: Board of Directors

Executive’s Job Title: Executive Vice-Chairman of the Board*

Executive’s Work Location: 2300 Windy Ridge Parkway, 10th Floor, Atlanta, GA 30339

Base Salary (Semimonthly): $21,145.83; (Annualized): $507,500.00**

Bonus Target Amount: No participation in Cash Incentive Plan (beginning January 1, 2025)

Vacation Days (Number to be Accrued per Calendar Year): N/A

Employee benefit programs: Continued access

*Executive and the Board intend that Executive’s job tile will become Executive Chairman of the Board on or about May 13, 2025, the date of Company’s 2025 Annual Meeting of Shareholders, and when Executive transitions to non-executive Chairman of the Board, Executive’s compensation will be determined solely in accordance with Company’s Board compensation program.

**This salary, based on 70% of Executive’s base salary immediately prior to his resignation as President and CEO, will become effective March 1, 2025, prior to which Executive’s current salary will remain in effect.”

3.
Right to Severance Payments. Executive will no longer have the right to receive severance payments if their employment with Company terminates.
4.
Treatment of the Unvested RSUs. Following termination of Executive status with Company, so long as Executive continues his service to Company as a member of the Board, his “Continuous Service” (as defined in his Restricted Stock Unit Award Agreements) will be deemed not to have ended, such that

2025.02.12 First Amendment to Employment Agreement

restricted stock units granted to Executive through January 23, 2025 (including service-based and performance-based units), and remaining unvested (the “Unvested RSUs”), will continue to vest (and the number of those performance-based RSUs granted on January 23, 2025 that Executive will earn will be determined based on the applicable measurement criteria and performance objectives adopted by the Board Compensation Committee on the date of that grant).
5.
Change of Control. If there is a Change of Control prior to the end of Executive’s Continuous Service, then his remaining Unvested RSUs will be subject to the “double trigger” vesting acceleration provisions of Section 4.3 of the Employment Agreement (“Treatment of Unvested Equity Awards”) with his ongoing membership on the Board deemed to be continuous employment for purposes of that Section (and despite that Executive will not be entitled to any severance payments under the Employment Agreement), and Sections 4.1 (“Termination”) and 1.3 (“Constructive Termination”) of the Employment Agreement, which will survive the Change of Control.
6.
Reelection Consequences. If Executive fails to be reelected to the Board in a bona fide election by Company’s shareholders where he stood for reelection, or if the Board accepts Executive’s required resignation pursuant to Company’s Majority Voting Director Resignation Policy or any similar policy then in effect, then Executive’s Unvested RSUs will continue to vest pursuant to the vesting schedules applicable to them.
7.
Precedence; Remaining Provisions. The provisions of this First Amendment take precedence over the terms of the Employment Agreement. Except as otherwise provided in this First Amendment, the terms of the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of February 12, 2025.

Executive Company

By: /s/ Eddie Capel By: /s/ John Huntz, Jr.

Eddie Capel John J. Huntz, Jr., Chairman of the Board

Date: March 5th, 2025 Date: March 5th, 2025